Exhibit 10.8
CONVERTIBLE NOTE

$200,000.00	Ann Arbor, Michigan
For value received, NxOpinion, LLC, a Nevada limited liability company (“Maker”) promises to pay to the order of MICHAEL J. JANDERNOA TRUST, (“Payee”), or its successors or permitted assigns, at such place as the Payee may designate in writing, the principal amount of TWO HUNDRED THOUSAND AND 00/100 DOLLARS ($200,000.00), or, if less, so much thereof as may be advanced by Payee to the Maker, in lawful money of the United States of America, to bear interest and be payable as follows:
Interest shall accrue at the rate of eleven percent (11%) per annum on the unpaid principal balance of this Note commencing as of April 3, 2009 (“Issue Date”). This Note shall mature on April 2, 2010 (“Maturity Date”). On or before the Maturity Date, the Payee may elect to convert all, but not less than all, of the total principal amount and accrued interest of this Note into fully paid and nonassessable Class A Unit(s) of membership interests in Maker (the “Unit(s)”). The number of Unit(s) into which this Note will be converted shall be determined by dividing the total principal balance and accrued interest of this Note by $1 (the “Conversion Rate”). If, during the term of this Note, Maker grants or issues any Units or any other units of membership interest to any person other than Payee or a Lender under the Unsecured Loan Agreement (defined below) (each a “Dilutive Event”), the Conversion Rate shall be adjusted so that so that the Payee’s percentage interest in the Company’s Units following such Dilutive Event is equal to the percentage interest that the Payee would have obtained through conversion of this note prior to the Dilutive Event. Unless otherwise converted, the unpaid principal and accrued interest on this Note from the Issue Date through the Maturity Date shall be due and payable in a single lump sum on or before the close of business on the Maturity Date, and any amount of principal or accrued interest not paid on the Maturity Date shall bear interest from and after the Maturity Date until paid at the rate of sixteen percent (16%) per annum (rather than 11% per annum) to the fullest extent permitted by applicable law.
Upon conversion of the principal and accrued interest of this Note into Unit(s), Payee shall surrender this Note at the office of the Maker. The Maker will then deliver to Payee appropriate evidence or confirmation of ownership for the number of Unit(s) issuable upon such conversion. No partial Units will be issued and the Maker will pay the Payee in cash for the amount of any remaining unpaid principal and accrued interest that cannot be converted into a whole Unit.
This Note is one of the “Convertible Notes” issued pursuant to the Unsecured Loan Agreement dated as of the date hereof (as amended, modified or supplemented, the “Loan Agreement”) by and among the Maker, Payee and the other parties named therein. Reference is made to the Loan Agreement for a statement of the terms and conditions under which the principal of and accrued interest on this Note may be declared to be due and payable before the Maturity Date. The Payee or any other holder of this Note shall have all of the rights and remedies set forth in the Loan Agreement as though they were fully set forth in this Note.
Maker hereby waives notice of non-payment, presentment, dishonor, protest, acceleration or any other notice, except as otherwise provided herein.

Maker may not prepay all or any part of this Note during the first six months following the date of its execution. On the six month anniversary of the date of its execution or thereafter, this Note may be prepaid, in its outstanding entirety only, by the Maker upon 45 days prior written notice to Payee. This Note may not be assigned by Payee without the prior written consent of Maker except that the Payee may assign this Note, in whole or in part, to the private foundation of Michael J. Jandernoa or to any trust for the benefit of any member of the family of Michael J. Jandernoa without the prior written consent of Maker.
Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Note is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the other provisions hereof, which shall remain binding and enforceable. This Note is not intended to impose upon the Maker any obligation to pay interest in excess of the maximum rate of interest permitted by applicable law, and any interest which so exceeds that maximum rate of interest will automatically be applied in reduction of principal due on this Note to the extent of that excess.
Upon receipt by the Maker of an affidavit of Payee stating the circumstances of the loss, theft, destruction or mutilation of this Note, or any Note exchanged for it, and an indemnity reasonably satisfactory to the Maker (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case mutilation), the Maker will (at is expense) make and deliver in lieu of such Note a new Note of like tenor.
This Note is binding upon the heirs, successors and assigns of the Maker and inures to the benefit of the successors and permitted assigns of the Payee. This Note and the enforceability, legality, validity and performance of the terms hereof shall be governed by, determined and construed in accordance with the laws of the State of Michigan.
Dated: April 3, 2009

NxOPINION, LLC, a Nevada limited liability company
By:	/s/ Joel C. Robertson
Joel Robertson, Manager

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